Calumet Specialty Products Partners, L.P. Reports Fourth Quarter 2011 Results

Significant items to report are as follows:

-- Quarterly net income of $26.9 million and quarterly Adjusted EBITDA of $65.0 million.

-- Quarterly Distributable Cash Flow of $33.1 million.

-- Increased quarterly distribution to $0.53 per unit, which equates to a 12.8% increase quarter over quarter.

INDIANAPOLIS, Feb. 15, 2012 /PRNewswire/ -- Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the "Partnership," the "Company," "Calumet," "we," "our" or "us") reported net income for the quarter ended December 31, 2011 of $26.9 million compared to net income of $9.5 million for the same quarter in 2010. These results include $13.5 million of noncash unrealized derivative gains as compared to $2.0 million of noncash unrealized derivative losses in the fourth quarter of 2010. For the year ended December 31, 2011, Calumet reported net income of $43.0 million compared to net income of $16.7 million in 2010. Fiscal year 2011 results include $15.1 million of debt extinguishment costs ($14.4 million of which were noncash) and $10.4 million of noncash unrealized derivative losses as compared to $15.8 million of noncash unrealized derivative losses in 2010.

Earnings before interest expense, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA (as defined below in the section of this press release titled "Non-GAAP Financial Measures") were $64.6 million and $65.0 million, respectively, for the quarter ended December 31, 2011 as compared to $33.6 million and $42.2 million, respectively, for the same quarter in 2010. Distributable Cash Flow (as defined below in the section of this press release titled "Non-GAAP Financial Measures") for the quarter ended December 31, 2011 was $33.1 million compared to $31.0 million for the same quarter in 2010. The increase in Adjusted EBITDA quarter over quarter was due primarily to a $24.8 million increase in gross profit, discussed below, partially offset by decreased realized gains, a $2.7 million increase in transportation expense and a $3.4 million increase in selling, general and administrative expenses. See the section of this press release titled "Non-GAAP Financial Measures" and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles ("Non-GAAP") financial measures, definitions of these measures and reconciliations of such measures to the comparable U.S. generally accepted accounting principles ("GAAP") measures.

"Having completed our first quarter since our acquisition of the Superior refinery and as a result of its successful integration and contribution to our results, we increased our quarterly distribution to $0.53 per unit, a $0.03 increase from the prior quarter. We continue to focus on our operations to meet demand for our specialty products and to better benefit from current fuel products crack spreads that to date have widened again in the first quarter of 2012," said Bill Grube, Calumet's Chief Executive Officer and Vice Chairman of the Board. "Also, in early January we completed two strategic, niche acquisitions we believe will enhance our specialty products offerings over time," said Grube.

Net income reported for quarter ended December 31, 2011 increased $17.4 million quarter over quarter due primarily to a $24.8 million increase in gross profit, as discussed below, and a $15.5 million increase in noncash unrealized derivative gains, which may or may not be realized in the future as the derivatives are settled, partially offset by a $10.2 million increase in interest expense, a $3.4 million increase in selling, general and administrative expenses and a $2.7 million increase in transportation expense.

Gross profit by segment for the three months and year ended December 31, 2011 and 2010 is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Dollars in thousands, except per barrel data)
Specialty products	$64,659	$56,710	$258,648	$187,416
Fuel products	15,441	(1,362)	15,482	11,333
Total gross profit (1)	$80,100	$55,348	$274,130	$198,749

Specialty products gross profit per barrel	$21.22	$19.75	$22.90	$17.41
Fuel products gross profit per barrel	$3.02	$(0.55)	$1.21	$1.19

(1) We define specialty products and fuel products gross profit as sales less the cost of crude oil and other feedstocks and other production-related expenses, the most significant portion of which include labor, plant fuel, utilities, contract services, maintenance, depreciation and processing materials.

The increase in specialty products segment gross profit of $7.9 million quarter over quarter was due primarily to a 13.4% increase in the average selling price per barrel, partially offset by a 20.8% increase in the average cost of crude oil per barrel and higher operating costs, primarily repairs and maintenance.

The increase in fuel products segment gross profit of $16.8 million quarter over quarter was due primarily to a 106.8% increase in sales volume primarily due to incremental volumes from the Superior acquisition, a 21.6% increase in the average selling price per barrel (excluding the impact of realized hedging losses reflected in sales), partially offset by a 16.0% increase in the average cost of crude oil per barrel, increased realized losses on derivatives of $23.3 million in our fuel products hedging program and higher operating costs, primarily repairs and maintenance.

The increase in specialty products segment gross profit of $71.2 million year over year was due primarily to a 22.3% increase in the average selling price per barrel, partially offset by a 26.1% increase in the average cost of crude oil per barrel and higher operating costs, primarily repairs and maintenance.

The increase in fuel products segment gross profit of $4.1 million year over year was due primarily to a 34.4% increase in sales volume as a result of the Superior acquisition and a 34.8% increase in the average selling price per barrel (excluding the impact of realized hedging losses reflected in sales), partially offset by a 25.8% increase in the average cost of crude oil per barrel, increased realized losses on derivatives of $117.3 million in our fuel products hedging program and higher operating costs, primarily repairs and maintenance. Additionally, by-product production increased in the 2011 period as compared to the 2010 period due primarily to an increase in run rates at the Shreveport refinery.

Quarterly Distribution

On January 23, 2012, the Company declared a quarterly cash distribution of $0.53 per unit on all outstanding units, or $28.2 million for the fourth quarter of 2011. The distribution was paid on February 14, 2012 to unitholders of record as of the close of business on February 3, 2012. This quarterly distribution represents an increase of 6.0% over the third quarter of 2011. Annual distributions of $2.00 per unit in 2011 represent an increase of 8.7% year over year.

Operations Summary

The following table sets forth unaudited information about Calumet's operations. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel in our fuel products segment.

	Three Months Ended		Year Ended
	December 31,		December 31,
Sales volume (bpd):	2011	2010	2011	2010
Specialty products	33,120	31,217	30,948	29,496
Fuel products	55,533	26,847	35,186	26,172
Total (1)	88,653	58,064	66,134	55,668

Total feedstock runs (2)	95,308	56,500	69,295	55,957
Facility production: (3)
Specialty products:
Lubricating oils	14,751	14,966	14,427	13,697
Solvents	9,887	9,666	10,508	9,347
Waxes	1,373	1,408	1,269	1,220
Fuels	667	1,132	556	1,050
Asphalt and other by-products	14,336	7,673	10,090	6,907
Total	41,014	34,845	36,850	32,221
Fuel products:
Gasoline	24,532	8,991	13,409	8,754
Diesel	23,102	11,417	14,721	10,800
Jet fuel	4,597	4,110	4,520	5,004
Heavy fuels and other	3,503	379	1,409	535
Total	55,734	24,897	34,059	25,093
Total facility production (3)	96,748	59,742	70,909	57,314

____________

(1) Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements and sales of inventories.  Total sales volume excludes the sale of purchased fuel product blendstocks such as ethanol and biodiesel in our fuel products segment sales.  The increase in total sales volume in 2011 compared to 2010 is due primarily to incremental sales of fuel products subsequent to the Superior acquisition on September 30, 2011, as well as our decision to increase crude oil run rates at our facilities overall during 2011 because of the favorable economics of running additional barrels.

(2) Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The increase in the total feedstock runs quarter over quarter is due primarily to incremental feedstock runs from the acquisition of the Superior refinery on September 30, 2011, as well as the decision to increase feedstock runs at our facilities overall because of favorable economics of running additional barrels.

The increase in total feedstock runs in 2011 compared to 2010 is due primarily to incremental feedstock runs from the acquisition of the Superior refinery on September 30, 2011, our decision to increase feedstock run rates at our facilities overall during 2011 because of the favorable economics of running additional barrels and the failure of an environmental operating unit at our Shreveport refinery during the first quarter of 2010 which impacted run rates in 2010, partially offset by the impact of the approximately three week shutdown during May and June 2011 of the ExxonMobil crude oil pipeline serving our Shreveport refinery resulting from the Mississippi River flooding occurring during the period.

(3) Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities, pursuant to supply and/or processing agreements, including such agreements with LyondellBasell. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss. The increase in total facility production quarter over quarter is due primarily to incremental feedstock runs from the acquisition of the Superior refinery on September 30, 2011, as well as higher feedstock runs at our facilities overall period over period, as discussed above in footnote 2 of this table.

The increase in total facility production in 2011 over 2010 is due primarily to incremental feedstock runs from the acquisition of the Superior refinery on September 30, 2011 and increased feedstock runs at our facilities overall, as discussed above in footnote 2 of this table.

Revolving Credit Facility Capacity

On December 31, 2011, Calumet had availability under its revolving credit facility of $340.8 million, based on a $570.8 million borrowing base, $230.0 million in outstanding standby letters of credit, and no outstanding borrowings. Calumet believes it will continue to have sufficient cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

Recent Acquisitions

Hercules Synthetic Lubricants Business

On January 3, 2012, we completed the acquisition of an aviation and refrigerant lubricants business (a polyolester based synthetic lubricants business) from Hercules Incorporated, a subsidiary of Ashland, Inc. for aggregate consideration of approximately $19.6 million, excluding certain customary post-closing purchase price adjustments. The acquisition includes a manufacturing facility located in Louisiana, Missouri.

TruSouth Oil

On January 6, 2012, we completed the acquisition of all of the outstanding membership interests of TruSouth Oil, LLC, a specialty petroleum packaging and distribution company and related party, located in Shreveport, Louisiana for aggregate consideration of approximately $25.5 million.

About the Partnership

Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, waxes and asphalt used in consumer, industrial and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has eight facilities located in northwest Louisiana, northwest Wisconsin, western Pennsylvania, southeastern Texas and eastern Missouri.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, February 15, 2012, to discuss the financial and operational results for the fourth quarter of 2011. Anyone interested in listening to the presentation may call 800-659-2032 and enter passcode 16915381. For international callers, the dial-in number is 617-614-2712 and the passcode is 16915381.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 32659009. International callers can access the replay by calling 617-801-6888 and entering passcode 32659009. The replay will be available beginning Wednesday, February 15, 2012, at approximately 3:00 p.m. until Wednesday, February 29, 2012.

The information contained in this press release is available on Calumet's website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three months and year ended December 31, 2011 may constitute "forward-looking statements." The words "believe," "expect," "anticipate," "plan," "intend," "foresee," "should," "would," "could" or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers' unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net income and net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define EBITDA for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define "Adjusted EBITDA" for any period as: (1) net income (loss) plus (2)(a) interest expense; (b) income taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) realized gains under derivative instruments excluded from the determination of net income (loss); (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss); (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities; (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period.

We define "Distributable Cash Flow" for any period as Adjusted EBITDA less replacement capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense. Distributable Cash Flow is used by us and our investors to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash that are presented in this release have been updated to reflect the calculation of "Consolidated Cash Flow" contained in the indenture governing our 9⅜% senior notes due May 1, 2019 that were issued in April and September 2011 (the "2019 Notes"). We are required to report Consolidated Cash Flow to the holders of the 2019 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Adjusted EBITDA and Distributable Cash Flow that are presented in this press release for prior periods have been updated to reflect the use of the new calculations. Please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income (loss), operating income (loss), net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of both net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per unit data)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$1,018,133	$596,210	$3,134,923	$2,190,752
Cost of sales	938,033	540,862	2,860,793	1,992,003
Gross profit	80,100	55,348	274,130	198,749
Operating costs and expenses:
Selling, general and administrative	15,693	12,330	50,836	35,224
Transportation	24,725	22,011	94,187	85,471
Taxes other than income taxes	1,415	1,170	5,661	4,601
Insurance recoveries	—	—	(8,698)	—
Other	5,071	590	6,852	1,963
Operating income	33,196	19,247	125,292	71,490
Other income (expense):
Interest expense	(18,145)	(7,992)	(48,747)	(30,497)
Debt extinguishment costs	—	—	(15,130)	—
Realized gain (loss) on derivative instruments	(2,111)	443	(7,909)	(7,704)
Unrealized gain (loss) on derivative instruments	13,493	(2,008)	(10,383)	(15,843)
Other	694	23	842	(147)
Total other expense	(6,069)	(9,534)	(81,327)	(54,191)
Net income before income taxes	27,127	9,713	43,965	17,299
Income tax expense	255	259	929	598
Net income	$26,872	$9,454	$43,036	$16,701
Allocation of net income:
Net income	$26,872	$9,454	$43,036	$16,701
Less:
General partner's interest in net income	538	189	861	334
General partner's incentive distribution rights	282	—	322	—
Net income attributable to limited partners	$26,052	$9,265	$41,853	$16,367
Weighted average limited partner units outstanding — basic	51,544	35,342	42,554	35,335
Weighted average limited partner units outstanding —diluted	51,544	35,361	42,554	35,351
Limited partners' interest basic and diluted net income per unit	$0.50	$0.26	$0.98	$0.46
Cash distributions declared per limited partner unit	$0.53	$0.47	$2.00	$1.84

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	December 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$64	$37
Accounts receivable, net	212,065	157,961
Inventories	497,740	147,110
Derivative assets	58,502	—
Prepaid expenses and other current assets	8,179	1,909
Deposits	2,094	2,094
Total current assets	778,644	309,111
Property, plant and equipment, net	842,101	612,433
Goodwill	48,335	48,335
Other intangible assets, net	22,675	29,666
Other noncurrent assets, net	40,303	17,127
Total assets	$1,732,058	$1,016,672
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$313,326	$174,715
Accrued salaries, wages and benefits	13,481	7,559
Taxes payable	13,068	7,174
Other current liabilities	4,600	16,605
Current portion of long-term debt	551	4,844
Derivative liabilities	43,581	32,814
Total current liabilities	388,607	243,711
Pension and postretirement benefit obligations	26,957	9,168
Other long-term liabilities	1,055	1,083
Long-term debt, less current portion	586,539	364,431
Total liabilities	1,003,158	618,393
Commitments and contingencies
Partners' capital:
Partners' capital	690,373	425,898
Accumulated other comprehensive income (loss)	38,527	(27,619)
Total partners' capital	728,900	398,279
Total liabilities and partners' capital	$1,732,058	$1,016,672

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	For the Year Ended
	December 31,
	2011	2010
Operating activities	(Unaudited)
Net income	$43,036	$16,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63,009	60,287
Amortization of turnaround costs	11,384	10,006
Non-cash interest expense	3,728	3,864
Provision for doubtful accounts	380	74
Non-cash debt extinguishment costs	14,401	—
Unrealized loss on derivative instruments	10,383	15,843
Loss on disposal of fixed assets	1,525	239
Non-cash equity based compensation	4,895	1,540
Other non-cash activities	74	142
Changes in assets and liabilities:
Accounts receivable	(54,484)	(35,267)
Inventories	(167,028)	(9,860)
Prepaid expenses and other current assets	(425)	(98)
Derivative activity	11,742	2,990
Turnaround costs	(14,052)	(10,684)
Deposits	—	4,767
Other assets	(426)	(2,006)
Accounts payable	138,611	64,739
Accrued salaries, wages and benefits	4,066	1,189
Taxes payable	5,894	(377)
Other liabilities	(12,033)	10,463
Pension and postretirement benefit obligations	(902)	(409)
Net cash provided by operating activities	63,778	134,143
Investing activities
Additions to property, plant and equipment	(49,478)	(35,001)
Proceeds from insurance recoveries - equipment	1,942	—
Superior acquisition	(413,173)	—
Proceeds from sale of equipment	285	242
Net cash used in investing activities	(460,424)	(34,759)
Financing activities
Proceeds from borrowings — revolving credit agreement	1,598,680	1,015,485
Repayments of borrowings — revolving credit agreement	(1,609,512)	(1,044,553)
Repayments of borrowings — term loan credit agreement	(367,385)	(3,850)
Payments on capital lease obligations	(1,069)	(1,302)
Proceeds from public offerings of common units, net	294,702	793
Proceeds from 2019 senior notes offerings	586,000	—
Debt issuance costs	(27,666)	—
Contributions from Calumet GP, LLC	6,286	18
Common units repurchased for vested phantom unit grants	(620)	(248)
Distributions to partners	(82,743)	(65,739)
Net cash provided by (used in) financing activities	396,673	(99,396)
Net increase (decrease) in cash and cash equivalents	27	(12)
Cash and cash equivalents at beginning of period	37	49
Cash and cash equivalents at end of period	$64	$37
Supplemental disclosure of cash flow information
Interest paid, net of capitalized interest	$37,856	$26,389
Income taxes paid	$568	$188

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW (In thousands)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net income	$26,872	$9,454	$43,036	$16,701
Add:
Interest expense	18,145	7,992	48,747	30,497
Debt extinguishment costs	—	—	15,130	—
Depreciation and amortization	19,365	15,877	63,009	60,287
Income tax expense	255	259	929	598
EBITDA	$64,637	$33,582	$170,851	$108,083
Add:
Unrealized (gain) loss on derivatives	$(13,493)	$2,008	$10,383	$15,843
Realized gain on derivatives, not included in net income	6,630	2,142	10,996	2,990
Amortization of turnaround costs	3,096	3,367	11,384	10,006
Non-cash equity based compensation and other non-cash items	4,108	1,098	7,406	1,540
Adjusted EBITDA	$64,978	$42,197	$211,020	$138,462
Less:
Replacement capital expenditures (1)	$9,658	$2,252	$23,862	$24,345
Cash interest expense (2)	16,780	7,007	45,019	26,633
Turnaround costs	5,203	1,643	14,052	10,684
Income tax expense	255	259	929	598
Distributable Cash Flow	$33,082	$31,036	$127,158	$76,202

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES (In thousands)
	Year Ended
	December 31,
	2011	2010
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by operating activities:	(Unaudited)	(Unaudited)
Distributable Cash Flow	$ 127,158	$ 76,202
Add:
Replacement capital expenditures (1)	23,862	24,345
Cash interest expense (2)	45,019	26,633
Turnaround costs	14,052	10,684
Income tax expense	929	598
Adjusted EBITDA	$ 211,020	$ 138,462
Less:
Unrealized loss on derivative instruments	10,383	15,843
Realized gain on derivatives, not included in net income	10,996	2,990
Amortization of turnaround costs	11,384	10,006
Non-cash equity based compensation and other non-cash items	7,406	1,540
EBITDA	$ 170,851	$ 108,083
Add:
Unrealized loss on derivative instruments	10,383	15,843
Cash interest expense (2)	(45,019)	(26,633)
Non-cash equity based compensation	4,895	1,540
Amortization of turnaround costs	11,384	10,006
Income tax expense	(929)	(598)
Provision for doubtful accounts	380	74
Debt extinguishment costs	(729)	—
Changes in assets and liabilities:
Accounts receivable	(54,484)	(35,267)
Inventories	(167,028)	(9,860)
Other current assets	(425)	4,669
Turnaround costs	(14,052)	(10,684)
Derivative activity	11,742	2,990
Other noncurrent assets	(426)	(2,006)
Accounts payable	138,611	64,739
Other liabilities	(2,073)	11,275
Other, including changes in noncurrent liabilities	697	(28)
Net cash provided by operating activities	$ 63,778	$ 134,143

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2)  Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of December 31, 2011

Fuel Products Segment

The following table provides a summary of Calumet's derivatives and implied crack spreads for their crude oil, diesel, jet and gasoline swaps as of December 31, 2011, all of which are designated as cash flow hedges.

Crude Oil and Fuel Products Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
First Quarter 2012	2,866,500	31,500	$ 17.46
Second Quarter 2012	2,775,500	30,500	18.39
Third Quarter 2012	2,852,000	31,000	18.12
Fourth Quarter 2012	2,622,000	28,500	19.20
Calendar Year 2013	4,420,000	12,110	24.18
Calendar Year 2014	1,000,000	2,740	25.01
Totals	16,536,000
Average price			$ 20.26

Specialty Products Segment

The following table provides a summary of Calumet's derivatives for its natural gas purchases as of December 31, 2011, none of which are designated as cash flow hedges.

Natural Gas Contracts by Expiration Dates	MMBtu	$/MMBtu
First Quarter 2012	1,200,000	$ 3.90
Second Quarter 2012	1,200,000	3.93
Third Quarter 2012	1,200,000	4.03
Fourth Quarter 2012	600,000	4.08
Totals	4,200,000
Average price		$ 3.97

CONTACT: Jennifer Straumins, +1-317-328-5660, jennifer.straumins@calumetspecialty.com